                                                   UNITED STATES

       SECURITIES AND EXCHANGE COMMISSION

                                                             Washington, DC 20549

                                   FORM 8-K

       Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

                      Date of Report (Date of earliest event reported): December 14, 2010

                                                         CSP Incorporated

                                       (Exact name of the registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation)

                             000-10843                               04-2441294

(Commission File Number) (IRS Employer Identification No.)

                      43 Manning Road, Billerica, Massachusetts              01821-3901

                      (Address of principal executive offices)                   (Zip Code)

                                                                     (978) 663-7598

                                           (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition.

On December 14, 2010, CSP Inc. (the "Company") issued a press release announcing its financial results for the fourth quarter fiscal year 2010 which ended September 30, 2010. A copy of the press release relating to such announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information set forth in this Form 8-K, including the exhibits attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section. The information in this Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01   Financial Statements and Exhibits.

(c) Exhibits

99.1 Press Release Dated December 14, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSP INC.

Date: December 14, 2010 By: /s/Gary W. Levine

Gary W. Levine

Vice President Finance and

Chief Financial Officer

Contact: Gary Levine

Chief Financial Officer

CSP Inc.

Tel: 978.663.7598 ext. 1200

Fax: 978.663.0150

CSP Inc. Reports 32% Year-Over-Year Revenue Growth for Fourth-Quarter
and 14% for Full Year Fiscal 2010

Reports $0.26 Earnings Per Diluted Share for Full Year Fiscal 2010;

Continues Focus on Growing Percentage of Higher-Margin Consulting and Managed Service Business

BILLERICA, MA, December 14, 2010 - CSP Inc. (NASDAQ: CSPI), a provider of IT solutions, systems integration services and dense cluster computing systems, today reported financial results for the fourth quarter and full fiscal year ended September 30, 2010.

For the fourth quarter of fiscal 2010, total sales increased 32% to $23.9 million from $18.1 million in the fourth quarter of fiscal 2009. Gross profit for the fourth quarter increased 32% to $4.5 million as a result of higher sales volumes. Overall gross profit margin was flat compared with the year-ago period at 18%. The net profit for the fourth quarter of fiscal 2010 was $46,000, or $0.01 per share, compared with a net loss of $3.6 million, or $1.02 per share, in the fourth quarter of fiscal 2009. The net loss for the fourth quarter of fiscal 2009 included a $3.9 million non-cash goodwill impairment charge.

For full year fiscal 2010, sales increased 14% to $95 million from $83.4 million in fiscal 2009. Net income for fiscal 2010 was $914,000, or $0.26 per diluted share, compared with a net loss of $3.8 million, or $1.05 per share, for fiscal 2009.

The Company's cash and short-term investments decreased by approximately $3.4 million to $15.5 million at September 30, 2010 compared with $18.9 million for the fiscal year ended September 30, 2009. The decrease was primarily due to an increase in accounts receivables in line with higher year-over-year sales volume, as well as the effect of foreign exchange, and purchases of property, equipment and improvements. In addition, CSP purchased approximately $400,000 of common stock during the year. CSP's cash position may vary significantly from quarter to quarter due to the high working capital requirements needed to fund large projects at both its Systems and its Services and Systems Integration segments.

Management Comments

"We ended fiscal 2010 with excellent financial results and a solid performance in the fourth quarter," said CSP Chairman and Chief Executive Officer Alexander R. Lupinetti. "We grew revenue by 32% for the quarter, driven by a 42% increase in sales at our Service and Systems Integration business, while Systems revenues were down 43% year over year."

"Our overall fourth-quarter bottom line benefitted from $1.1 million in royalties from Lockheed Martin for the E2D Advanced Hawkeye intelligence, surveillance and reconnaissance (ISR) aircraft," said Lupinetti. "We had expected to record $1.6 million in E2D royalty revenues in Q4 but $0.5 million slipped into the first few days of fiscal 2011. We now anticipate recording an additional $1.6 million in royalties in the current year from Lockheed Martin related to E2D."

"Our investment in new multicomputer technology has resulted in two recent product launches to capitalize on strategic ISR opportunities," said Lupinetti. "Our new 3000 SERIES OpenVPX is the architecture framework that defines system-level interoperability for multivendor, multimode, integrated system environments. OpenVPX improves interoperability between computing and communications platforms and reduces customization, testing, cost and risk. The new 4000 SERIES ATCA products deliver affordability, sustainability and high availability to manned and unmanned large mobile platforms on land, air and sea. ATCA provides built-in high reliability features and other capabilities that are ideal for the U.S. military's network-centric warfare initiative."

"The substantial year-over-year growth in our Service and Systems Integration segment in the fourth quarter was the result of strength at both our U.S.-based Systems and Solutions (S&S) division as well as at the segment's German subsidiary," said Lupinetti. "Our largest customer for fiscal 2010 was a large hosting company that provides outsourcing of computer infrastructure, storage and communications resources. This customer has acquired one of MODCOMP's largest competitors, and also expects a downturn in business from one of its own customers that was creating significant demand for CSP's products. We expect that these events could result in a significant reduction in sales volume from this customer for fiscal 2011 and beyond."

"Looking forward, while reduced sales from our large hosting customer will most likely result in lower revenues for CSP overall in fiscal 2011 than in fiscal 2010, we are optimistic about positive trends we're seeing on both sides of our business," said Lupinetti. "Longer term, we expect to continue to make progress at our Service and Systems Integration segment in attracting a greater percentage of higher-margin consulting and managed services business. We anticipate that we will be profitable for full year fiscal 2011, primarily due to contributing Systems segment royalty.

Conference Call Details

CSP Chairman and Chief Executive Officer Alexander R. Lupinetti, and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSP's financial results and provide a business update. To listen to a live webcast of the call, please visit the "Investor Relations" section of the Company's website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing (877) 709-8155 or (201) 689-8881. For interested parties unable to participate in the live call, an archived version of the webcast will be available for one year on CSP's website.

About CSP Inc.

Based in Billerica, Massachusetts and founded in 1968, CSP Inc. and its subsidiaries develop and market best-of-breed IT solutions, systems integration services, and high-performance computer systems. CSP's Systems segment includes the MultiComputer Division, which supplies high-performance Linux cluster systems for a broad array of defense applications, including radar, sonar and surveillance signal processing. The Company's MODCOMP Inc. subsidiary, also part of its Service and Systems Integration segment founded in 1970, is a leading provider of IT solutions and systems integration services for complex IT environments. MODCOMP works with third parties to develop cutting edge solutions in the global IT markets and has offices in the U.S., U.K. and Germany. More information about CSP is available on the company's website at www.cspi.com. To learn more about MODCOMP, Inc., consult www.modcomp.com.

Safe Harbor

The Company wishes to take advantage of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, the anticipation of additional royalties from Lockheed Martin, the expectation that the acquisition by a large customer of one of MODCOMP's competitors could result in significant reduction in sales volume, belief that CSP will report lower revenues in fiscal 2011 than in 2010, optimism regarding positive market trends, expectation that the company will continue to make progress in attracting a greater percentage of higher margin consulting and managed services business, and that the company will be profitable for the full year fiscal 2011. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,	September 30,
	2010	2009
Assets
Current assets:
Cash and short-term investments	$15,531	$18,904
Accounts receivable, net	12,190	7,410
Inventories	5,862	5,935
Other current assets	2,368	3,617
Total current assets	35,951	35,866
Property, equipment and improvements, net	873	832
Other assets	4,555	3,788
Total assets	$41,379	$40,486

Liabilities and Shareholders' Equity
Current liabilities	$13,948	$13,157

Pension and retirement plans	8,928	8,120
Deferred income taxes	--	146
Non-current liabilities	24	368

Shareholders' equity	18,479	18,695
Total liabilities and shareholders' equity	$41,379	$40,486

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

                                                               /----Three Months Ended------/ /--Twelve Months Ended---/
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2010	2009	2010	2009
Sales:
Product	$19,195	$14,767	$78,743	$67,237
Service	4,673	3,353	16,275	16,120
Total sales	23,868	18,120	95,018	83,357

Cost of Sales:
Product	16,656	11,807	67,385	56,609
Service	2,711	2,915	10,442	11,797
Total cost of sales	19,367	14,722	77,827	68,406

Gross profit	4,501	3,398	17,191	14,951

Operating expenses:
Engineering and development	552	428	1,953	1,970
Selling, general & administrative	3,889	3,702	14,096	13,969
Goodwill impairment	-	3,941	-	3,941
Total operating expenses	4,441	8,071	16,049	19,880

Operating income (loss)	60	(4,673)	1,142	(4,929)

Other income (expense), net	53	(114)	7	(27)

Income before income taxes	113	(4,787)	1,149	(4,956)
Income tax expense (benefit)	67	(1,186)	235	(1,173)

Net income (loss)	$46	($3,601)	$914	($3,783)

Income (loss) per share - basic	$0.01	($1.02)	$0.26	($1.06)
Weighted average shares outstanding - basic	3,517	3,519	3,538	3,577

Income (loss) per share - diluted	$0.01	($1.02)	$0.26	($1.06)
Weighted average shares outstanding - diluted	3,549	3,519	3,567	3,577